Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 1, 2026, with respect to the consolidated financial statements of Kashiv BioSciences, LLC for the years ended December 31, 2025 and 2024,  included in the Form 8-K/A of Amneal Pharmaceuticals, Inc. filed on October 23, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Amneal Pharmaceuticals, Inc. on Forms S-3 (File No. 333-298741, File No. 333-263226, and File No. 333-263225) and Forms S-8 (File No. 333-273824, File No. 333- 248070, and File No. 333-224700).

/s/ GRANT THORNTON LLP

New York, New York

October 23, 2026